Exhibit 8.1

Lawyers at Spidi & Fisch, PC, joined the law firm of Jones Walker LLP effective January 1, 2015 and will continue to provide legal services under the name of Jones Walker LLP.	1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 202-434-4660 Fax 202-434-4661 www.joneswalker.com

________, 2015

Board of Directors

Wells Financial Corp.

Wells Federal Bank

53 First Street, S.W.

Wells, Minnesota 56097

Board of Directors

St. James Federal Savings and Loan Association

501 1st Avenue South

St. James, Minnesota 56081

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the Agreement and Plan of Conversion Merger by and among Wells Financial Corp. (“Wells”), a Minnesota corporation, Wells Federal Bank (the “Bank”), a Minnesota state chartered commercial bank and the wholly owned subsidiary of Wells, and St. James Federal Savings and Loan Association (“St. James”), a federal mutual savings association, dated November 14, 2014, and the Plan of Conversion Merger, whereby: (i) St. James will convert from a federal mutual savings association to a federal stock savings association; (ii) Wells will acquire 1,000 shares of common stock of St. James issued in the conversion, or all of the shares to be issued by St. James in its conversion as provided for in the Plan of Conversion Merger, for $1.00 in cash, without interest, per share; and (iii) pursuant to the Plan of Conversion Merger, as may be from time to time amended, adopted by St. James, Wells and the Bank, St. James will merge with and into the Bank, with the Bank as the surviving institution, immediately following St. James’s conversion to a federal stock savings association (collectively, such transactions are referred to as the “Conversion Merger”).

This opinion is being rendered as required by Section 6.02(i) of the Agreement and Plan of Conversion Merger and Article XI of the Plan of Conversion Merger. The Agreement and Plan of Conversion Merger and the Plan of Conversion Merger are collectively referred to herein as the “Plan.” All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Plan.

Boards of Directors

Wells Financial Corp.

Wells Federal Bank

St. James Federal Savings and Loan Association

________, 2015

In connection with our opinion, we have examined originals or copies, certified or otherwise and identified to our satisfaction of the Plan and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below, including the Registration Statement on Form S-1 relating to the proposed issuance of up to 112,657 shares (at the adjusted maximum of the offering range) of common stock, par value $0.10 per share, (as amended through the date hereof), the Plan, and the Articles of Incorporation and Bylaws of Wells. In our examination, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies; (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect; (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof; and (iv) the factual matters, statements and recitations contained in the documents are accurate, true and complete.

Statement of Facts

St. James is a federally-chartered mutual savings association engaged primarily in attracting deposits and originating and investing in loans secured by first mortgage liens on residential and commercial properties. As a mutual savings association, St. James has no capital stock. Instead, the depositors are entitled to the interest in their account balance as declared and paid by St. James. In addition, the depositors have a right to share pro rata in any liquidation proceeds distributed in the event St. James is liquidated, based upon the withdrawable value of their savings accounts.

Wells is a Minnesota stock corporation and a bank holding company that provides a full range of retail and commercial financial products and services to customers in its market area through a wholly owned subsidiary, the Bank.

Wells, St. James and the Bank entered into the Agreement and Plan of Conversion Merger, including the Plan of Conversion Merger, which provides for: (i) the mutual to stock conversion of St. James; (ii) the issuance of 1,000 shares of St. James common stock to Wells for $1.00 per share; (iii) the merger of St. James with the Bank, with the Bank as the surviving institution, and (iv) the cancellation of all of the shares of Conversion Stock that are issued and outstanding immediately prior to the Merger Effective Time.

McAuliffe Financial, LLC, an appraisal firm experienced in the valuation and appraisal of business entities, including savings associations, determined that as of February 13, 2015, the estimated aggregate pro forma market value of St. James was between $1,955,000 and $2,645,000, with a midpoint of $2,300,000. As a result, the minimum and maximum of the offering is based on the estimate of the minimum and maximum of St. James’s pro forma market value.

Boards of Directors

Wells Financial Corp.

Wells Federal Bank

St. James Federal Savings and Loan Association

________, 2015

In connection with the Conversion Merger of St. James, Wells is offering up to 97,963 shares of its common stock to persons purchasing such shares in a Subscription Offering. Following regulatory approval, the Plan provides for the offer and sale of common stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of St. James, (ii) the Wells Employee Stock Ownership Plan, (iii) Supplemental Eligible Account Holders of St. James, and (iv) Other Members of St. James, all as described in the Plan. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of common stock, provided, however, that if the purchase price is greater than $20.00 per share, such minimum number of shares will be adjusted so that the aggregate purchase price for such minimum shares will not exceed $500.00. If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering to members of the public (the “Community Offering”) for the sale of shares not purchased under the preference categories, and a syndicated community offering (the “Syndicated Community Offering”) for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all common stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of St. James, as converted. The estimated pro forma market value will be determined by an independent appraiser. The conversion of St. James from mutual to stock form and the sale of newly issued shares of the stock of St. James as converted into Wells common stock will be deemed effective concurrently with the closing of the sale of the Wells common stock.

At the time of the Conversion Merger, a liquidation account will be established by the Bank for the benefit of certain of St. James’s depositors in connection with the conversion to a stock association. Following completion of the Conversion Merger, each eligible holder of a deposit account in St. James prior to the Conversion Merger shall continue to hold a deposit account in the Bank with an identical balance and having the same respective terms, maturities, minimum required balances or withdrawal values.

The liquidation account will be maintained for the benefit of eligible depositors as provided for in the Plan of Conversion Merger who maintain their deposit accounts in the Bank after the Conversion Merger. Each such depositor will, with respect to each deposit account held, have a related, inchoate interest in a portion of the liquidation account balance, referred to as the subaccount balance. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution on capital stock. The amount of the distribution will equal the then-current adjusted subaccount balances for deposit accounts then held by the depositor. For this purpose, no merger, consolidation, bulk purchase of assets with assumption of deposit accounts and other liabilities, or similar transaction, in which the Bank is not the surviving institution, will be considered a complete liquidation. In any such transaction, the liquidation account will be assumed by the surviving insured institution.

The initial subaccount balance for a deposit account held by an eligible depositor will be determined by multiplying the opening balance in the liquidation account by a fraction, the

Boards of Directors

Wells Financial Corp.

Wells Federal Bank

St. James Federal Savings and Loan Association

________, 2015

numerator of which is the amount of the qualifying deposit of such depositor and the denominator of which is the total amount of qualifying deposits of all holders. This initial subaccount balance will not be increased, but will be subject to a downward adjustment in an amount proportionate to the reduction, if any, in such deposit account balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related deposit account.

Opinion

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed in rendering our opinion that the persons and entities identified in the Plan will at all times comply with applicable state and federal laws and the factual representations of the Bank and Wells. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering.

Based upon and subject to the foregoing, we are of the opinion that:

•	the conversion of St. James from a mutual savings association to a stock savings association will be ignored for federal income tax purposes. Provided that the proposed merger of St. James with and into the Bank qualifies as a statutory merger under applicable state law and regulations, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

•	no gain or loss will be recognized by St. James or the Bank in the Conversion Merger;

•	Wells will recognize no gain or loss upon the receipt of money in exchange for shares of its common stock;

•	no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of St. James upon the issuance to them of withdrawable deposit accounts in the Bank in the same dollar amount as their savings accounts in St. James plus an interest in the liquidation account of the Bank in exchange for their withdrawable deposits in St. James; and

•	no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Wells common stock, provided that such nontransferable subscription rights do not have a fair market value greater than zero.

In reaching their conclusion in the opinion stated in the last bullet above, Jones Walker LLP has also relied on the representations of Wells and St. James that no person shall receive any

Boards of Directors

Wells Financial Corp.

Wells Federal Bank

St. James Federal Savings and Loan Association

________, 2015

payment, whether in money or property, in lieu of the issuance of subscription rights. In reaching their opinion stated in the last bullet above, Jones Walker LLP has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of Wells common stock at the same price to be paid in the offering by members of the general public.

The firm further noted that McAuliffe Financial, LLC has issued a letter that the subscription rights have no ascertainable fair market value. Based on the foregoing, Jones Walker LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable income to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (in certain cases, whether or not the rights are exercised) in an amount equal to the ascertainable value, and we could recognize income on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

Notwithstanding anything herein to the contrary, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of St. James under the Code.

The opinions contained herein are rendered only with respect to the specific matters discussed herein; in this letter we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby.

Our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. We express no opinion as to any state or local income tax consequences.

This opinion is not intended or written to be used, and may not be used by any taxpayer, for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service. The recipients should seek advice based on each recipient’s particular circumstances from an independent tax advisor.

Boards of Directors

Wells Financial Corp.

Wells Federal Bank

St. James Federal Savings and Loan Association

________, 2015

We hereby consent to the inclusion of this opinion as an exhibit to, and to the reference to our opinion in, the Wells Registration Statement on Form S-1 to be filed with the United States Securities and Exchange Commission and in certain bank regulatory filings in connection with the Agreement and Plan of Conversion Merger and the Plan of Conversion Merger. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement. We further consent to the use of and reliance on this opinion by Quinlivan & Hughes, P.A. in issuing its state tax opinion to Wells and the Bank.

Sincerely,

Jones Walker LLP